Exhibit 12
                                                                    ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                      Six Months Ended
                           June 30,             Year Ended December 31,
                       --------------    ---------------------------------------
                        1997    1996     1996     1995     1994     1993    1992
                       -----   -----     ----     ----     ----     ----    ----
  Earnings:
    Income before
    income taxes and
  extraordinary item(a) $934    $975   $1,955   $  897   $1,280   $1,045  $  963

Add:
  Fixed charges          280     211      460      344      315      315     346

Less:
  Capitalized interest    75      51      118       93       78       61      52
                      ------  ------   ------   ------   ------   ------  ------
  Total earnings      $1,139  $1,135   $2,297   $1,148   $1,517   $1,299  $1,257
                      ======  ======   ======   ======   ======   ======  ======

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium(a)            $221    $158   $ 349   $  242   $  231   $  239   $  270

Interest portion of
  operating lease
  rentals(b)              59      53     111      102       84       76       76
                       -----   -----  ------   ------   ------   ------   ------
   Total fixed charges  $280    $211  $  460   $  344   $  315   $  315   $  346
                       =====   =====  ======   ======   ======   ======   ======
Ratio of earnings to
  fixed charges         4.07    5.38    4.99     3.34     4.82     4.12     3.63
                       =====   =====  ======   ======   ======   ======   ======

(a) Includes distributions on subsidiary Trust mandatorily redeemable preferred securities.

(b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.